Exhibit 99.1

WRAP Launches WrapShield: An Autonomous Defense & Public Safety Platform, Beginning with Advanced Thermal Polarimetric Sensing for Counter-UAS and Expanding Across AI-Enabled Security Responses

WRAP anchors the platform with a strategic investment in Frenel Imaging Ltd., securing WRAP exclusive U.S. and NATO commercialization rights to TPiCore® thermal-polarimetric sensing and establishing the detection layer for WrapShield and potential future responses across every domain

MIAMI, July 07, 2026 (GLOBE NEWSWIRE) — Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or, the “Company”), a global public safety technology company, today launched WrapShield, an autonomous defense and public safety platform designed to detect threats earlier, orchestrate the response, and act with proportionate, mission-appropriate action; built on the conviction that this decade’s defining threats, from the battlefield to the homeland, will be solved not by better individual devices but by an intelligent operating layer connecting detection to response.

WrapShield represents the next evolution of WRAP – from a company recognized for innovative non-lethal tools to a platform company connecting advanced sensing, artificial intelligence, command-and-control, and response technologies into a unified operating architecture for public safety, homeland security, defense, and critical infrastructure.

To stand up the platform’s detection layer, WRAP announced a strategic investment in Frenel Imaging Ltd. (“Frenel”), an Israeli advanced-sensing company, together with an exclusive U.S. and NATO license to Frenel’s proprietary TPiCore® thermal-polarimetric imaging. Frenel is expected to be the first of many planned investments into WrapShield. WRAP believes it identified the market’s blind spot early and secured access before the U.S. market fully understood this newly validated operational technology. Already in operational use in Israel, Frenel’s technology brings WRAP access to a sensing capability that the Company believes is relevant to U.S. defense and public safety markets.

WrapShield is an autonomous defense and public safety platform intended to serve as an operating layer that connects detection, decision, and response across complex operational environments. WrapShield is designed to enable government agencies to integrate existing and future sensors, AI capabilities, and response technologies into a unified operational ecosystem.

●	Detect: Advanced multi-modal sensing beginning with Frenel’s TPiCore® thermal-polarimetric imaging and AI edge processing, with an architecture designed to incorporate additional sensing technologies over time.

●	Orchestrate: AI-assisted, human-supervised threat detection, classification, and decision support that fuses sensor data, assesses threats, and recommends proportionate courses of action while interoperating with government and third-party command-and-control systems.

●	Respond: A response layer capable of integrating WRAP’s own technologies as well as third-party and government response capabilities – kinetic or non-kinetic, lethal or non-lethal, autonomous or human-directed – based on mission requirements, rules of engagement, and customer preferences. The initial application is counter-UAS, with an architecture designed to expand across defense, public safety, critical infrastructure, border security, and other autonomous security missions.

The platform’s advantage begins with physics. Conventional thermal cameras generally read one dimension of infrared data – intensity; TPiCore® is designed to read a additional data layers, capturing the polarization of thermal radiation at the pixel level to support reconstruction for each object’s physical characteristics and material composition. The Company believes this polarimetric fingerprint cannot be spoofed, jammed, or turned off, and requires no RF signal to detect. Frenel’s technology implements real-time processing on edge hardware across drone, ground, fixed-site, naval, and handheld configurations.

“We believe the polarimetric fingerprint of an object is as immutable as its molecular composition — it cannot be spoofed, jammed, or turned off. WRAP is the right partner to scale this capability across the U.S. and NATO” said Sagi Zur Arie, Founder & Chief Technology Officer, Frenel.

For two decades these were nation-state problems – engineered abroad, fought on foreign battlefields, and countered almost exclusively by the U.S. military. We believe that era is over: the same autonomous, RF-silent systems now cross the U.S. border, loiter over domestic airspace, and probe critical infrastructure at home – and defending against them is no longer the military’s job alone: homeland security, critical infrastructure, and public safety must all be able to detect, orchestrate, and respond. The most dangerous of these systems may carry no radio link, rendering them invisible to the RF-based detection the counter-UAS market is built on. WrapShield is designed to help address that blind spot.

“WrapShield represents our long-term vision for the future of defense and public safety,” said Scot Cohen, Chief Executive Officer of WRAP. “We’re beginning with one of the most urgent operational challenges facing the world today – countering the rapidly growing threat posed by unmanned aircraft systems. As asymmetric threats become more accessible to lone actors and sophisticated adversaries alike, our customers need platform-level solutions that match the speed, scale, and economics of the threat. WrapShield is our answer: an autonomous platform that is designed to enable earlier detection, AI-assisted decision support, and integration with the response technologies our customers trust. Frenel’s advanced thermal polarimetric sensing technology is the first building block in what we believe will become a foundational platform for the next generation of defense and public safety.”

A Sensing Capability Applicable Across Emerging Security and Autonomous Markets

Thermal polarimetric sensing is the next level of Visual Actionable Intelligence with applicability extending well beyond traditional public safety environments. Illustrative markets and applications include:

●	Defense Intelligence, Surveillance, and Reconnaissance (ISR)

●	Counter-Unmanned Aircraft Systems (Counter-UAS)

●	Autonomous Ground, Maritime, and Aerial Vehicles

●	Maritime Domain Awareness

●	Persistent Surveillance Missions

●	AI-Enabled Perception Systems

●	Robotics and Autonomous Platforms

●	Military and Allied Defense Applications

●	Border Security

●	Critical Infrastructure Protection

●	Industrial Monitoring

●	Advanced Remote Sensing Architectures

●	Airborne and Persistent Observation Missions

Because thermal polarimetric sensing measures characteristics inherent to physical materials rather than solely thermal intensity, management believes it is positioned as the underlying technology that will support future applications ranging from ground-based security operations to airborne remote sensing architectures, persistent observation missions, and intelligent autonomous systems where advanced material discrimination, anomaly detection, and situational awareness are increasingly important.

About Frenel Imaging Ltd.

Frenel Imaging Ltd. specializes in polarimetric thermal imaging for defense, security, and precision-sensing applications. Its Division of Focal Plane (DoFP) architecture delivers simultaneous polarimetric and thermal data at the pixel level, processed in real time on deployable edge hardware. Frenel is a 2024 SPIE Prism Award recipient and NVIDIA Inception Program member. www.frenel.ai

About Wrap Technologies, Inc.

Wrap Technologies, Inc. (Nasdaq: WRAP) a global leader in innovative public safety technologies and non-lethal tools, delivering cutting-edge technology with exceptional people to address the complex, modern day challenges facing public safety organizations.

WRAP’s complete public safety portfolio includes the non-lethal BolaWrap® 150 device, Wrap Reality® immersive training platform, WrapVision™ body-worn camera system, WrapTactics™ training programs, and next-generation C-UAS solutions like the 1KC Kinetic Anti-Drone Cassette, all of which supports the Company’s mission to provide safer, scalable, and cost-effective technologies for public safety, defense, and critical infrastructure markets.

With a growing demand for non-lethal tools and techniques to create time, distance and tactical advantage in non-criminal calls, Wrap’s BolaWrap® 150 incorporates a multi-sensory distraction of sight and sound as a first response, followed by a non-lethal restraint if further escalation is required. This approach reduces the risk of injury to officers, subjects, and the community.

Wrap’s BolaWrap® 150 solution is intended to provide law enforcement with a safer choice for nearly every phase of a critical incident. This innovative, patented device deploys a multi-sensory, cognitive disruption to expand the pre-escalation period and gives officers the advantage and critical time to manage non-compliant subjects before resorting to higher-force options. The BolaWrap® 150 is not pain-based compliance. It does not shoot, strike, shock, or incapacitate, instead, it helps officers strategically operate pre-escalation on the force continuum, reducing the risk of injury to both officers and subjects. Used by over 1,000 agencies across the U.S. and in 60 countries, BolaWrap® is backed by training certified by the International Association of Directors of Law Enforcement Standards and Training (IADLEST), reinforcing Wrap’s commitment to public safety through cutting-edge technology and expert training.

WrapReality™ VR is a fully immersive training simulator to enhance decision-making under stress.

As a comprehensive public safety training platform, it provides first responders with realistic, interactive scenarios that reflect the evolving challenges of modern law enforcement. By offering a growing library of real-world situations, WrapReality™ is intended to equip officers with the skills and confidence to navigate high stakes encounters effectively, which we believe leads to safer outcomes for both responders and the communities they serve.

WrapVision is an all-new body-worn camera and evidence management system built for efficiency.

Designed for efficiency, security, and transparency to meet the rigorous demands of modern law enforcement, WrapVision captures, stores, and helps manage digital evidence, ensuring operational security, regulatory compliance, and enhanced video picture quality and field of view.

The WrapVision camera, powered by IONODES, boasts streamlined cloud integration and final North American assembly, with a critical made-in-America roadmap projected for early 2026. This track helps ensure data integrity and helps eliminate critical concerns over unauthorized access or foreign surveillance risks.

Trademark Information

WRAP, the Wrap logo, BolaWrap®, Non-Lethal Response™, WrapReality™, Wrap Training Academy, and Non-Lethal Response™ are trademarks of WRAP Technologies, Inc., some of which are registered in the U.S. and abroad. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to the Company’s strategic investment in Frenel; the expected benefits, effects, limitations, and implications of TPiCore® thermal-polarimetric imaging and WrapShield; expected commercialization, integration, deployment, market adoption, and expansion of WrapShield; the Company’s ability to develop, integrate, manufacture, sell, and support current and future products and technologies; the intended performance, benefits, and safety outcomes of the Company’s products and training solutions; expected market opportunities; and the Company’s planned future products, technologies, integrations, product designs, and related benefits. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to maintain compliance with the Nasdaq Capital Market’s listing standards; the Company’s ability to successfully implement training programs for the use of its products; the Company’s ability to manufacture and produce products for its customers; the Company’s ability to develop sales for its products; market acceptance of existing and future products; changes in law enforcement budgets, policies, procurement practices, and use-of-force standards; the availability of funding to continue to finance operations; the complexity, expense, and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solutions; product defects; litigation risks from alleged product-related injuries; risks of government regulations and changes in regulatory classifications or interpretations; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for countries outside of the United States; the ability to obtain patents and defend intellectual property against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other Securities and Exchange Commission filings. These forward-looking statements are made as of the date of this release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, or changes in its expectations.

Investor Relations Contact:

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